Exhibit 99.1

Andeavor Logistics Announces Closing Date for Western Refining Logistics Acquisition, IDR Buy-In and Unitholder Consent Deadline

SAN ANTONIO, TEXAS - September 28, 2017 - Andeavor Logistics LP (NYSE: ANDX) and Western Refining Logistics, LP (NYSE: WNRL) today announced that the board of directors of WNRL’s general partner has set September 28, 2017 as the record date for determining holders of WNRL common units entitled to execute and deliver written consents with respect to the proposed acquisition. The consent process will conclude on October 27, 2017. The approval and adoption of the acquisition requires the affirmative vote or consent of holders of at least a majority of the outstanding WNRL common units. Certain Andeavor affiliates, which beneficially own a majority of the outstanding WNRL common units, have delivered a written consent adopting and approving in all respects the Agreement and Plan of Merger, dated as of August 13, 2017 (the “Merger Agreement”) and the transactions contemplated thereby. The delivery of this consent is sufficient to adopt the Merger Agreement and approve the acquisition by Andeavor Logistics of WNRL, without the receipt of written consent from any other holder of WNRL common units. Andeavor Logistics expects the closing of the acquisition to occur on October 30, 2017, subject to the satisfaction or waiver of the remaining customary conditions to closing. As previously announced on August 14, 2017, the IDR Buy-In transaction between Andeavor (NYSE: ANDV) and Andeavor Logistics is expected to immediately follow the closing of the WNRL acquisition.

About Andeavor Logistics LP
Andeavor Logistics LP is a leading full-service logistics company operating primarily in the western and midcontinent regions of the United States. Andeavor Logistics owns and operates a network of crude oil, refined products and natural gas pipelines. Andeavor Logistics also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, Andeavor Logistics owns and operates natural gas processing and fractionation complexes. Andeavor Logistics is a fee-based, growth oriented Delaware limited partnership formed by Andeavor and is headquartered in San Antonio, Texas.

About Western Refining Logistics, LP
Western Refining Logistics, LP is a growth-oriented master limited partnership formed to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP's assets include approximately 705 miles of pipelines, approximately 12.4 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil and asphalt trucking.

Forward Looking Statements
This communication contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Words such as "may," "will," "could," "anticipate," "estimate," "expect," "predict," "project," "future," "potential," "intend," "plan," "assume," "believe," "forecast," "look," "build," "focus," "create," "work" "continue" or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition by Andeavor Logistics of WNRL, synergies and the shareholder value to result from the combined company, and the proposed buy-in of Andeavor Logistics' incentive distribution rights by Andeavor in exchange for common units of Andeavor. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. For example, the risk that the proposed transactions do not occur, expected timing and likelihood of completion of the proposed transactions, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed acquisition that could reduce anticipated benefits or cause the parties to abandon the transactions, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could cause the parties to abandon the transactions, risks related to disruption of management time from ongoing business operations due to the proposed transactions, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Andeavor Logistics' common units, WNRL's common units or Andeavor's common stock, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Andeavor Logistics, WNRL and Andeavor to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, the risk of the amount of any future distribution Andeavor Logistics may pay, and other factors. All such factors are difficult to predict and are beyond Andeavor Logistics' or Andeavor's control, including those detailed in Andeavor Logistics' annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and registration statement on Form S-4 (Reg. No. 333-220088), as amended, filed with the SEC on August 22, 2017, as amended (the “Form S-4”) that are available on its website at http://andeavorlogistics.com/ and on the SEC's website at http://www.sec.gov, those detailed in WNRL's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on WNRL's website at http://www.wnrl.com and on the SEC website at http://www.sec.gov and those detailed in Andeavor's website at http://andeavor.com and on the SEC's website at http://www.sec.gov. Andeavor Logistics', WNRL's and Andeavor's forward-looking statements are based on assumptions that Andeavor Logistics, WNRL and Andeavor believe to be reasonable but that may not prove to be accurate. Andeavor Logistics, WNRL and Andeavor undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

No Offer or Solicitation:
This communication relates to a proposed business combination between WNRL and Andeavor Logistics and a proposed transaction between Andeavor Logistics and Andeavor. This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It:
In connection with the proposed transaction, Andeavor Logistics and WNRL filed with the SEC, and the SEC has declared effective, a registration statement on Form S-4, containing a joint consent statement/prospectus (the "S-4") with the SEC, which was mailed to WNRL and Andeavor Logistics unitholders on September 28, 2017. This communication is not a substitute for the registration statement, definitive consent statement/prospectus or any other documents that Andeavor Logistics, WNRL or Andeavor filed with the SEC or sent to unitholders in connection with the proposed transaction. UNITHOLDERS OF ANDEAVOR LOGISTICS AND WNRL AND SHAREHOLDERS OF ANDEAVOR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE FORM S-4 AND THE DEFINITIVE CONSENT STATEMENT/PROSPECTUS INCLUDED THEREIN, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, investors and security holders will be able to obtain copies of these documents, including the consent statement/prospectus, and any other documents that may be filed with the SEC with respect to the proposed transactions free of charge at the SEC's website, http://www.sec.gov. Copies of documents filed with the SEC by Andeavor Logistics will be made available free of charge on Andeavor Logistics' website at http://andeavorlogistics.com/ or by contacting Andeavor Logistics' Investor Relations Department by phone at (210) 626-7202. Copies of documents filed with the SEC by WNRL will be made available free of charge on WNRL's website at http://www.wnrl.com or by contacting WNRL's Investor Relations Department by phone at (602) 286-1533. Copies of documents filed with the SEC by Andeavor will be made available free of charge on Andeavor's website at http://www.andeavor.com or by contacting Andeavor's Investor Relations Department by phone at (210) 626-4757.
Contact:
Andeavor Investors: Brian Randecker, Investor Relations, (210) 626-4757

Andeavor Logistics and Western Refining Logistics Investors: Andrew Woodward, Sr. Director, Finance and Investor Relations, (210) 626-7202

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702